Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

December 20, 2012

Magnum Hunter Resources Corporation

777 Post Oak Blvd, Suite 650

Houston, TX 77056

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Magnum Hunter Resources Corporation and any amendment thereof, of (i) information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of December 31, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011, as amended, and (ii) information relating to our report concerning Magnum Hunter Resources Corporation’s proved oil and gas quantities in the United States (other than North Dakota reserves) as of June 30, 2012, appearing in the Current Report on Form 8-K of the Company filed on July 19, 2012. We also consent to the references to our firm contained in this Registration Statement, including under the caption “Experts.”

Very truly yours,

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc Texas Registered Engineering Firm (F-693)